Exhibit 10.11

Form of

Novatel Wireless, Inc.

2000 Stock Incentive Plan

Restricted Share Award Agreement

Award No.
Effective Date	May 17, 2006

You are hereby awarded restricted shares of the common stock, $0.001 par value per share (“Restricted Shares”), of Novatel Wireless, Inc., a Delaware corporation (together with its parents, subsidiaries and affiliates, the “Company”), subject to the terms and conditions set forth in this Restricted Share Award Agreement (“Award Agreement” or “Award”), and in the Novatel Wireless, Inc. 2000 Stock Incentive Plan (the “Plan”). By executing this Award Agreement, you agree to be bound by all the Plan’s terms and conditions as if they had been set out verbatim below. Capitalized terms used but not otherwise defined herein are defined in the Plan.

1. Specific Terms. Your Restricted Shares have the following terms:

Name of Recipient
Number of Shares Awarded
Award Date	May 17, 2006
Vesting (each, a “Vesting Date”)

a. In the event that the closing price of the Company’s common stock as reported on The Nasdaq Stock Market shall equal or exceed a per share price immediately below for each of at least 10 consecutive trading days, then 1/3 of the Restricted Shares shall automatically vest on such 10th day:

$13.26

$15.92

$18.57

b. Notwithstanding the foregoing, (i) in no event shall more than 50% of the Restricted Shares vest prior to May 1, 2007, (ii) in any event, any Restricted Shares that remain unvested on May 17, 2011 shall automatically vest in full as of such date, (iii) all the Restricted Shares are subject to accelerated vesting as contemplated by Section 2 hereof, and (iv) subject to Section 2 hereof, in the event that you are no longer in Service to the Company in any capacity (e.g., as an employee, consultant or member of the Board of Directors), any unvested Restricted Shares (including dividends paid thereon) shall be automatically forfeited and returned to the Company for cancellation upon the effective date of the end of your Service. Notwithstanding anything to the contrary in the Plan or in any agreement between the Company and you, so long as you are in Service to the Company in some or any of these capacities (as an employee, consultant or member of the Board of Directors), then the Restricted Shares shall continue to be eligible to vest as set forth in paragraphs a. above and c. below and, in any event any Restricted Shares that remain unvested on May 17, 2011 shall automatically vest in full as of such date.

c. In the event that greater than 50% of the Restricted Shares would vest prior to May 1, 2007 but for the provisions of Section 1(b)(i) hereof, then such Restricted Shares that otherwise would have vested shall vest on May 1, 2007.

Restricted Share Award Agreement

Novatel Wireless, Inc.

2. Change in Corporate Control. To the extent you have not previously vested in your rights with respect to this Award, your Award shall become automatically and fully vested in the event of a Change in Control, as defined in Exhibit A, anything to the contrary notwithstanding.

3. Representation. You hereby represent and warrant to the Company that you have no present intention of distributing or selling the Restricted Shares except as permitted under applicable securities laws and as provided herein. You further acknowledge and agree that your ability to sell the Restricted Shares may be limited by applicable securities laws and the Company’s Insider Trading Policy then in effect.

4. Issuance of Restricted Shares. On or about the effective date of this Award Agreement, the Company shall cause its transfer agent to reflect the issuance in your name of all the Restricted Shares subject to this Award. Such Restricted Shares shall be held in the custody of the Company or its designee for your account. The Restricted Shares shall be subject to the restrictions set forth herein. Until applicable vesting restrictions lapse, any certificates that you receive for Restricted Shares will include a legend stating that they are subject to the restrictions set forth in the Plan and this Award Agreement.

5. Stockholder Rights; Unvested Restricted Shares. The Company will hold the Restricted Shares in escrow until applicable vesting occurs, if ever. You must deliver to the Company, coincident with the execution and delivery of this Award Agreement, three (3) stock powers, endorsed in blank, with respect to such shares for the Company’s use pursuant to this Award Agreement. If an event causes you to forfeit any Restricted Shares, the stock powers will be used to return the certificates for the forfeited Restricted Shares to the transfer agent for cancellation. Subject to this Award Agreement, as the owner of record of the Restricted Shares, your name will be reflected as such on the Company’s books and records, and you will be entitled to all rights of a Company stockholder, including voting and dividend rights with respect to the Restricted Shares provided however, that dividends paid with respect to those Restricted Shares, whether in cash or stock, that have not vested at the time of the dividend payment shall themselves be subject to the same restrictions, vesting and forfeiture conditions that apply to the corresponding Restricted Shares.

6. Transfer Restrictions. No portion of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by you until the applicable Vesting Date in accordance with Section 1 hereof and then only in accordance with applicable securities laws and the Company’s Insider Trading Policy then in effect should such policy then apply to you. The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any provision of this Award Agreement, or (ii) to treat as owner of such shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom you have attempted to transfer such shares.

7. Mandatory Sale of Vested Restricted Shares for Tax Purposes. Solely in order to satisfy any tax withholding obligations of the Company triggered by the vesting of your Restricted Shares

Restricted Share Award Agreement

Novatel Wireless, Inc.

pursuant to Section 1 hereof, you hereby authorize the Company (a) to sell a number of Restricted Shares equal to the Share Sale Amount (as defined below) on the first trading day immediately following each Vesting Date (each such sale date, a “Sale Date”) for the account of the Company (a “Tax Trade”), and (b) to withdraw a number of Restricted Shares equal to the Share Sale Amount from escrow following each Vesting Date as needed to settle the aforementioned sales; provided, however, that the foregoing provision shall be suspended if:

(i) you have in effect a written securities trading plan reasonably acceptable to the Company for satisfying its withholding obligation with respect to the Restricted Shares, and such plan (x) complies with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (y) has been adopted in accordance with the Company’s Insider Trading Policy as then in effect, and (z) was adopted prior to the calendar quarter in which trading commences pursuant to such plan (herein, a “10b5-1 Plan”) or

(ii) you complete the statement set forth in Exhibit B in which you agree to deliver cash to the Company in amount sufficient to pay the tax withholding obligations triggered by the vesting of your Restricted Shares (the “Cash Delivery Statement”) and deliver such statement to the Company’s counsel no later than 2 business days prior to a potential Vest Date.

For so long as your 10b5-1 Plan or Cash Delivery Statement, if any, is in effect, you hereby agree to remit to the Company in immediately available funds a dollar amount equal to the statutorily required minimum federal and state withholding taxes within one (1) business day following each Vesting Date. In the event that the Company does not timely receive the foregoing sum of money, if required, you hereby authorize the Company to reactivate the mandatory sales in accordance with above Clauses (a) and (b) of this Section 7.

The “Share Sale Amount” shall mean a number of Restricted Shares (rounded down to the nearest whole share) equal to the quotient of (1) the tax withholding obligation of the Company triggered by the vesting of your Restricted Shares on the relevant Vesting Date, divided by (2) the closing price of one share of Company common stock as quoted on The Nasdaq Stock Market on the applicable Vesting Date.

In connection with each Tax Trade, you hereby agree to timely execute and deliver such documents and instruments as the Company may determine are reasonably necessary or desirable. You further acknowledge and agree that (A) you have no authority, influence or control over a Tax Trade, and will not attempt to exercise any authority, influence or control over such sales, and (B) each Tax Trade may be deemed to be sales of securities by you for purposes of Section 16 of the Exchange Act. Promptly following any Tax Sale, the Company shall inform you or your designee of the number of shares that the Company caused to be sold for such purpose.

8. Leaves of Absence. For purposes of the Restricted Shares, your status as an employee does not terminate when you go on a bone fide leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting or when continued Service

Restricted Share Award Agreement

Novatel Wireless, Inc.

crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active work at the Company.

9. Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered electronically, personally, or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

10. Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, and permitted transferees and assigns.

11. Modifications. This Award Agreement may not be modified or amended without your prior written consent.

12. Severability. Every provision of this Award Agreement is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

13. Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

14. Plan. By signing this Award Agreement, you acknowledge that you have received a copy of the Plan.

15. Not a Contract of Employment. Nothing in this Award Agreement or the Plan confers on you any right to continue an employment or other Service relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment or other Service relationship at any time, with or without cause.

16. Governing Law. The laws of The State of California shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

Restricted Share Award Agreement

Novatel Wireless, Inc.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s authorized representative, you and the Company agree that the Restricted Shares are awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

NOVATEL WIRELESS, INC.

By:
Name: Peter V. Leparulo
Title: Chief Executive Officer

RECIPIENT

By:
Name of Recipient:

EXHIBIT A

A “Change of Control” occurs in the event of a Payment Termination (as such term is defined in that certain Change of Control Agreement by and between Recipient and the Company) to the extent such Agreement remains in effect.

EXHIBIT B

Agreement to Deliver Cash

I,                                         , acknowledge and agree that I am the Recipient of the Restricted Shares as defined in the Award Agreement by and between me and the Company of May 17, 2006 and I execute and deliver this Agreement to Deliver Cash (“Cash Agreement”) subject to the terms and conditions of the Award Agreement. All capitalized terms used herein but not otherwise defined are defined in the Award Agreement.

I acknowledge and agree that:

1. I am electing to execute and deliver this Cash Agreement to meet my personal obligations to provide funds to the Company to pay certain mandatory tax withholding obligations related to the vesting of my Restricted Shares.

2. In the event that a Vest Date occurs within 10 business days hereof, I shall to deliver to the Company, in immediately available funds (wire transfer, cashier’s check or equivalent) within one business day of the Vest Date, funds sufficient to satisfy any tax withholding obligations of the Company related to the vesting of my Restricted Shares on the Vest Date (“Mandatory Funds”).

3. Notwithstanding my execution and delivery of this Cash Agreement, in the event I do not deliver the Mandatory Funds to the Company within one business day of the Vest Date, the Company shall execute a Tax Trade in accordance with the Award Agreement to satisfy the withholding obligations related to the vesting of my Restricted Shares.

Dated: _________________    by: ________________________________

Acknowledged and received by: ____________________________________

Dated: __________________